Exhibit 10.36

CONSULTING AGREEMENT

This Agreement is made as of 04 April, 2022 (the “Effective Date”) by and between Palisade Bio Inc., having offices at 5800 Armada Drive, Suite 210, Carlsbad CA 92008 (together with its affiliates, including Leading BioSciences, Inc., "Palisade") and Chisholm Clinical Research Services LLC, having a place of business at 2337 Medford Ct E, Fort Worth TX, 76109 ("Consultant") (each herein referred to individually as a "Party," or collectively as the "Parties").

WHEREAS, CONSULTANT is a licensed physician;

WHEREAS, CONSULTANT is willing to provide advisory services, including medical and scientific know-how and professional expertise to PALISADE, as well as regulatory insights and perspectives that may be helpful to PALISADE and assistance in developing documents for filing with the FDA or other agencies.

WHEREAS, PALISADE wishes to obtain CONSULTANT’s advisory services, including protocol development, medical oversight support, medical writing, clinical development strategy, as requested by PALISADE.

NOW, THEREFORE, in consideration of the above recitals, the terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.
Definitions
(a)
"Confidential Information" means any information relating to the intellectual property, products, services, operations, plans or business of Palisade and which Palisade deems confidential, or would otherwise reasonably be understood to be confidential under the circumstances, regardless whether so labeled or the form of disclosure (including written, encoded, graphic, other tangible form, or oral) including, but not limited to, the following: trade secrets, know-how, formulae, inventions, patent applications, devices, techniques, processes, data, software programs, schematics, plans, machinery, designs, equipment, processes, pricing information, software source documents, contracts, customer and supplier lists, financial information, sales, manufacturing, and marketing plans, and information and business plans. Palisade shall at all times retain sole and exclusive title to all Confidential Information.

(b)
"Affiliate" means, with respect to any Person, another person that directly or indirectly through one or more intermediaries, owns or controls, is owned or controlled by or is under common ownership or control with such first Person.
(c)
"Person" means any human being, labor organization, partnership, association, joint venture, corporation, legal representative, trust, trustee, trustee in bankruptcy, receiver, government, governmental body, agency, authority, court or any other legal entity whatsoever.
2.
Services: As requested by Palisade, Consultant agrees to:

(a) Participate (as applicable) in board or committee meetings, such the clinical steering committee, or in other projects related to the clinical development of PALISADE products, including LB1148.

(b) Participate in KOL meetings (or events with Palisade Partners) as an advisor to PALISADE regarding the clinical development of Palisade products, including LB1148.

(c) Participate in regulatory Advisory Meetings (with the Palisade management team) at mutually agreed upon times and locations, whether in person or by conference or video call.

3.
Term: The term of this Agreement shall commence as of the Effective Date, until cancelled or terminated in accordance with this Agreement.
4.
Consulting Fees, Expenses, and Payments:
(a)
Palisade will pay Consultant $350/hour billable in increments of 15 minutes.
(i)
This rate will apply to direct participation in (as applicable) board, committee, KOL, and advisory meetings, or direct involvement in projects specified by Palisade.
(ii)
For avoidance of doubt, there will be no charge (unless agreed to otherwise in writing) for general communications under this consultant relationship, such as brief calls, queries, or emails from Palisade, provided that such communications are reasonably limited in frequency and in duration (< 60 minutes per week).
(b)
Palisade shall reimburse all customary and reasonable expenses incurred by Consultant in connection with its participation in meetings.
(c)
Consultant shall submit a monthly invoice for consulting services, as well as a request for any reimbursable expenses with adequate supporting documentation. Payments for invoices shall be made thirty (30) days from the invoice date. The Parties will work together to efficiently and fairly resolve any invoice or payment issues that may arise.
5.
Intellectual Property: Consultant will promptly disclose to Palisade any invention, trademark, copyrightable material, or commercial idea or plan, arising from Consultant’s work under this Agreement. Palisade will be or will be made the exclusive owner of any such invention and/or patent rights therein, trademark, copyrightable material, and any copyright therein, or commercial idea or plan. Consultant thereby irrevocably assigns all copyrights and any other intellectual property rights to Palisade; no rights are reserved by Consultant. Consultant will execute such documents and take such other action, at Palisade’s expense, as may be necessary or appropriate to establish, register, record or otherwise document Palisade’s ownership therein in the United States and/or globally. Consultant will also secure assignments of copyright from any freelance non-employee he/she may engage with respect to Consultant’s work under this Agreement, and shall reassign same to Palisade. Consultant agrees to obtain Palisade’s prior written approval for any presentation or publication relating to the services provided to Palisade hereunder or to information disclosed to Consultant by Palisade in connection with this Agreement, both as to content and time of publication or presentation. Palisade, in its sole discretion, reserves the right to withhold or deny such approval of any presentation or publication relating to the services provided to Palisade pursuant to this Agreement or to Confidential Information disclosed to Consultant by Palisade in connection with this Agreement.

6.
Independent Contractor: It is understood that in carrying out any of the services under this agreement, Consultant is at all times acting and performing as an independent contractor for Palisade. Any and all contracts made by Consultant in the performance hereof shall be made by Consultant as principal and not as agent of Palisade, and Palisade has no liability to any party to any such contracts made by Consultant. Consultant will discharge all obligations imposed by any federal, state or local law, regulation or order now or hereafter in force, including, but not limited to, taxes, unemployment compensation or insurance, social security and workmen’s compensation and including the filing of all returns and reports required of employers and the payment of all assessments, taxes, contributions and other sums required of them.

7.
Warranties and Representations: Consultant warrants and represents during the term of this Agreement that: (a) Consultant will perform all Services and Works in a professional manner in accordance with all applicable laws, regulations and other legal requirements and in compliance with all of PALISADE’s policies provided to Consultant; (b) Consultant is a U.S. citizen or is authorized to work in the U.S., is not acting and will not act during the term of this Agreement in violation of the Immigration Reform and Control act of 1986, its amendments, and regulations thereunder; (c) Consultant is not currently, and has never been placed on the Department of Health and Human Services Office of Inspector General’s Exclusion List; (d) Consultant is not currently, and has never been placed on the Food and Drug Administration debarment list; and (e) Consultant has the full power and authority to enter into this Agreement and to perform the obligations set forth herein. If Consultant is a member of a committee that sets formularies or develops clinical guidelines, Consultant shall disclose to such committee the existence and nature of the consulting services pursuant to this Agreement, and agrees to follow any procedures set forth by each such committee. This obligation shall continue during the term of this Agreement and for a period of two (2) years beyond the expiration or termination of this Agreement.

8.
Indemnification: Each party hereby indemnifies and holds the other party and its subsidiaries, affiliates, parents, partners and licensees harmless from and against any loss, cost, liability, damage or expense (including reasonable attorney’s fees and expenses) any of them may incur or be liable for arising out of any breach or alleged breach of obligations hereunder, including but not limited to negligence, willful misconduct as well as breach of any of the representations and warranties made by Parties hereunder.

9.
Cancellation: Palisade may cancel this Agreement by written notice to Consultant with notice of ten (10) business days, and Palisade agrees to pay Consultant for any non-disputed fees and approved out-of-pocket expenses incurred by Consultant up through and including the date of cancellation. Palisade agrees to give written notice of cancellation under this Section 8. Upon termination of this Agreement, if requested, Consultant will promptly return all of Palisade’s property and Confidential Information to Palisade.

10.
Confidentiality/Nondisclosure:
(a)
It is understood that Palisade may disclose to Consultant Confidential Information, including that regarding Palisade products, partners, business plans and results, business planning, trade secrets, know-how and other financial business or technical plans, results or information.
(b)
Consultant will not divulge, disclose, communicate or release or in any way make available or furnish, either directly or indirectly, to any person, firm, corporation, association or organization, at any time, any Confidential Information, summary of Confidential Information or any reports based on Confidential Information without the express written consent of Palisade. Consultant shall restrict disclosure of the Confidential Information to only those of his/her employees with a need to know such information in order to consider the proposed transaction and advise those employees of their obligation under this Agreement to protect the Confidential Information. Consultant shall take all necessary measures to insure that the absolute confidentiality of the Confidential Information is maintained, including but not limited to any measures that Consultant takes to safeguard his/her own valuable confidential information.
(c)
Notwithstanding the foregoing, Consultant obligations to keep information confidential shall not apply to information which (i) was already known by Consultant prior to disclosure by Palisade, (ii) has become generally available to the public through no action or inaction by Palisade, its consultants, affiliates or subsidiaries and respective directors, officers, agents and employees of each; or (iii) Consultant learned from a third party as long as such third party was under no obligation to keep such information confidential.
(d)
If any Confidential Information is subpoenaed from or a demand for production is made by any other form of legal process on Consultant or any of partners, directors, officers, subsidiaries, affiliates or agents by any court, administrative or legislative body or any other person or entity purporting to have authority to subpoena or demand the production of Confidential Information, Consultant, shall not (nor shall Consultant permit partners, directors, officers, employees or agents to) produce the Confidential Information without first giving written notice of the subpoena or demand (including the delivery of a copy thereof) to counsel for Palisade within sufficient time prior to the time when production of the Confidential Information is requested by subpoena or demand to give Palisade a reasonable time within which to object to such production.

(e)
On termination of this agreement, Consultant agrees to return to Palisade all reports, documents, papers, or other matters that contain Confidential Information.

11.
Assignment: Consultant acknowledges that this Agreement is for his/her personal services and may not be assigned, transferred, or subcontracted, in whole or in part by Consultant without the express written consent of Palisade.

12.
Notices: Service of all notices under this Contract shall be sufficient if given personally or mailed to any officer of Palisade or to Consultant at their respective addresses as herein set forth. Any notice mailed shall be deemed to have been given on the day it is mailed.

13.
Failure to Exercise Rights: The failure of any of the Parties hereto to exercise the rights granted them herein upon the occurrence of any of the contingencies set forth herein shall not in any event constitute a waiver of any such rights upon the recurrence of any such contingency.

14.
Entire Agreement, Amendments: There are no other Agreements or understandings, written or oral between the Parties, regarding the conditions specified herein. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement, and such written modification shall be attached hereto.
15.
Governing Law: This Agreement shall be construed pursuant to the laws of the State of California without giving effect to its conflicts of law rules. Each of the Parties hereby irrevocably consents to the sole and exclusive jurisdiction of the state and federal courts sitting in San Diego, California.
16.
Attorneys' Fees: In any action to enforce this Agreement, the prevailing party shall be entitled to recover all court costs and expenses and reasonable attorneys' fees, in addition to any other relief to which it may be entitled.

17. Advice of Counsel: Consultant acknowledges that, in executing this Agreement, Consultant has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this agreement. This Agreement shall not be construed against any Party by reason of the drafting or preparation hereof

18. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Moreover, this Agreement, including any counterparts, if affixed with an electronic or digital signature, or signed and submitted by facsimile, or by e-mail as a scanned document, will be deemed an original signed Agreement binding on the Parties

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this instrument as of the Effective Date. By signing below, Consultant attests to understanding and agreeing to conditions listed above.

PALISADE BIO, INC.	CONSULTANT
Signature: _/s/ Nick McCoy___________	Signature: _/s/ Herbert B. Slade MD _____
Name: Nick McCoy__________________ Title: Vice President Clinical Operations	Name: _Herbert B. Slade MD___________ Title: _Manager, CCRS______________
Date: _04 April 2022______________	Date: __Apr 7, 2022_________________